Exhibit 1.2

Pricing Agreement

December 4, 2001

Ladies and Gentlemen:

         Lincoln National Corporation, an Indiana corporation (the “Company”), proposes, subject to the terms and conditions stated herein (this “Agreement”) and in the Underwriting Agreement, dated December 4, 2001 (the “Underwriting Agreement”) executed by the Company, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty which refers to the Final Prospectus in Section 1 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Final Prospectus (as therein defined), and also a representation and warranty as of the date of this Agreement in relation to the Final Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to the Underwriting Agreement and the address of the Representatives are set forth at the end of Schedule II hereto.

         An amendment to the Registration Statement, or a supplement to the Basic Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount or the number of shares, as the case may be, of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers hereof.

Very truly yours,

LINCOLN NATIONAL CORPORATION

By: /s/ Frederick J. Crawford

Title: Vice President & Treasurer

Accepted as of the date hereof:

J. P. Morgan Securities Inc.
First Union Securities, Inc.
Lehman Brothers Inc.
Salomon Smith Barney Inc.

By:        J. P. Morgan Securities Inc.

              On behalf of each of the Underwriters

By:        /s/ José C. Padilla

Title:    Vice President

SCHEDULE I

Principal Amount
of Notes
Underwriters	to be Purchased

J. P. Morgan Securities Inc.	$137,500,000

First Union Securities, Inc.	37,500,000

Lehman Brothers Inc.	37,500,000

Salomon Smith Barney Inc.	37,500,000

Total	$250,000,000

SCHEDULE II

Underwriting Agreement dated December 4, 2001

Registration Statement Nos.: 33-55379, 33-59785 and 333-49201

Underwriters:

          J. P. Morgan Securities Inc.
          First Union Securities, Inc.
          Lehman Brothers Inc.
          Salomon Smith Barney Inc.

Title, Purchase Price and Description of Securities:

         Title: 6.20% Notes due 2011 (the “Notes”)

         Aggregate principal amount:  $250,000,000

         Number of Shares:  Not applicable

         Price to the public:  99.688%

         Purchase price (include accrued interest or amortization, if any):  99.038%

         Underwriting Discount:  0.650%

         Sinking fund provisions:  None

         Redemption provisions:  As described in the Final Prospectus dated December 4, 2001.

         Other provisions:  None

         Maturity:  December 15, 2011

         Interest Rate:  6.20% payable from December 7, 2001

         Interest Payment Dates:  June 15 and December 15, commencing June 15, 2002

Record Dates:	Next preceding June 1 for June 15 Interest Payment Date and December 1 for December 15 Interest Payment Date

Closing Date, Time and Location:

          December 7, 2001
          9:00 a.m.
          Sullivan & Cromwell, 125 Broad Street, New York, New York 10004

Delayed Delivery Arrangements:  None

Modification of items to be covered by the letter from Ernst & Young LLP delivered pursuant to Section 5(g) at the time this Agreement is executed:  None

Address of Representatives for purposes of this Agreement:

          J. P. Morgan Securities Inc.
          270 Park Avenue
          New York, New York 10017

          First Union Securities, Inc.
          One First Union Center, TW-8
          301 South College Street
          Charlotte, North Carolina 28288-0602

          Lehman Brothers Inc.
          101 Hudson Street
          Jersey City, New Jersey 07302

          Salomon Smith Barney Inc.
          388 Greenwich Street
          New York, New York 10013